Exhibit 99.5

Lime Energy Acquires EnerPath to Create a Leading Provider of Mass Market Customer Engagement and Energy Services

Combination of Software Solutions and Integrated Program Services Unlocks Performance-Based Energy Services for Commercial Customers

March 24, 2015: Huntersville, NC and Redlands, CA: Lime Energy Co. (NASDAQ: LIME), a leading provider of energy services to utilities and their commercial customers, and Enerpath, a pioneer for over two decades in software solutions and program administration for utility energy efficiency programs, announced today that Lime Energy has acquired EnerPath to bring utilities an unparalleled platform for engaging commercial customers while delivering substantial, cost-effective energy efficiency solutions.

This integration of two principal innovators in utility program delivery combines Lime Energy’s track record of delivering high participation in energy efficiency programs from small and mid-sized businesses (SMBs) with EnerPath’s industry-leading enterprise software that enables cost-effective delivery of energy services to a broad range of commercial and residential customer segments. With a combined resume, including provision of in-person customer engagement and energy education to millions of utility customers, the companies have delivered more than 100,000 commercial facility energy efficiency projects reducing 1,000 gigawatt-hours of energy usage — enough to power 100,000 homes.  Enerpath’s proprietary energy efficiency software platform has processed more than 1 million customer transactions under utility energy efficiency programs.

“The utility of the future needs to engage mass market customers and maintain a relationship that includes putting insights and actions into its customers hands, not just information. Lime Energy enables these customers to relate to energy on their terms,” said Adam Procell, President & CEO of Lime Energy.  “By acquiring Enerpath, Lime Energy now has a technology platform on which our industry-leading commercial customer energy efficiency data resides. The thousands of weekly personal interactions we have with businesses, coupled with Enerpath’s mobile applications and analytics engines, allows our utility clients to control their future, raise customer satisfaction ratings and comply, cost effectively, with increasing environmental regulations.”

Lime Energy now serves twelve of the top 25 US electric utilities with innovative, performance-based programs that deliver cost-effective energy efficiency and unprecedented customer engagement and satisfaction.  Lime Energy’s contracts include exclusive access for provision of energy services to over 1.4 million commercial customers throughout the US, including a majority of SMBs overlooked by decades of demand-side management programs.  Through these programs Lime Energy has reduced annual energy costs for these businesses by over $100 million while providing required facility upgrades that pay for themselves, on average, in just over a year.

“The Enerpath Team is thrilled to be joining forces with Lime Energy to create an energy services company platform that utilities, commercial customers, and channel partners are looking for,” said Stephen Guthrie, founder and CEO of EnerPath. Guthrie will remain with Lime as a Senior Vice President.

Over 90% of commercial utility customers are small and medium businesses, and for decades the industry has been at a loss to create a significant impact on this hard-to-reach market. Through their award-winning, performance-based programs, Lime Energy provides a channel for utilities to engage these hard-to-reach customers.  Lime Energy’s integrated approach includes professional services, complete customer engagement, engineering, procurement, and construction management.  Their first-of-its-kind program aligns the interests of utilities, contractors, and customers. This enables utilities to generate efficiency as a resource, incentivize customers based on how they specifically use energy, and enables contractors to run sustainable businesses, while serving the smallest of commercial customers. Lime Energy’s data-driven solutions provide custom incentives, tailored products and intelligent engagement strategies to these customers, at scale. The result is a new and enhanced relationship between customer and utility.

The EnerPath acquisition will be accretive to Lime Energy in 2015. To learn more about Lime Energy’s integrated energy services platform for utilities and commercial businesses please visit, www.lime-energy.com.

About Lime Energy Co
Lime Energy is building a new energy future. As a leading national provider of energy efficiency for small business customers, Lime designs and implements direct install programs for our utility clients which consistently exceed program savings goals.  Our award-winning, integrated services programs provide utilities with reliable energy efficiency resources while delivering the highest levels of customer satisfaction.  This next generation approach is helping utilities across the country to go deeper and broader with the cheapest, cleanest and fastest energy resource that we have — energy efficiency.

FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “hope,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward- looking statements. These risks include those described in Lime Energy’s most recent Annual Report on Form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; such factors are incorporated here by reference.

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Contacts:

Investor Relations
Colleen Brennan
(704) 892-4442
investorrelations@lime-energy.com